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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the use of our report dated 6 February 2003, with respect to the consolidated balance sheets of P&O Princess Cruises plc as of 31 December 2002 and 2001, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognised gains and losses and reconciliation of movements in consolidated shareholders' funds for each of the years in the three-year period ended 31 December 2002, incorporated by reference in the registration statement on Form S-4 of Carnival Corporation and Carnival plc (formerly P&O Princess Cruises plc). Our report refers to the adoption of FRS19 Deferred Tax. We consent to the reference to our firm under the heading "Experts" in such registration statement.

/s/ KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England
29 May 2003

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  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT